Exhibit 2.1

EXECUTION VERSION

THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this October 24, 2006, by and among FPL GROUP, INC., a Florida corporation (“FPL Group”), CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (“Constellation”), and CF MERGER CORPORATION, a Florida corporation and a wholly owned subsidiary of Constellation (“Merger Sub” and together with FPL Group and Constellation, the “Parties” and each a “Party”).

W I T N E S S E T H:

WHEREAS, FPL Group, Constellation and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of December 18, 2005 (the “Merger Agreement”, terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement to the extent defined therein);

WHEREAS, in connection with the negotiations surrounding the Merger Agreement, FPL Group and Constellation entered into a Confidentiality Agreement, dated as of September 6, 2005 (the “Confidentiality Agreement”);

WHEREAS, Constellation requested that FPL Group agree to terminate the Merger Agreement pursuant to Section 7.01(a) of the Merger Agreement, which provides that the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of FPL Group, Constellation and Merger Sub;

WHEREAS, FPL Group, on and subject to the terms and conditions of this Agreement, has agreed to such request by Constellation; and

WHEREAS, the boards of directors of each of FPL Group, Constellation and Merger Sub have determined to terminate the Merger Agreement and release each other from all duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Merger Agreement, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and  agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as  follows:

1.             Termination of Merger Agreement.  Effective immediately, FPL Group, Constellation and Merger Sub hereby abandon the Merger and all other transactions contemplated by the Merger Agreement and mutually terminate the Merger Agreement pursuant to Section 7.01(a) thereof, including, notwithstanding the provisions of Section 7.02 thereof, Section 5.10 and Article VIII of the Merger Agreement, none of which provisions shall survive termination of the Merger Agreement hereunder.  Notwithstanding anything to the contrary contained in the Merger Agreement, no Released Person (as defined herein) shall have any liability or obligation under the Merger Agreement, including without limitation, as a result of any action or failure to act in connection with the Merger Agreement.

2.             Publicity; Confidentiality Agreement.  (a)  FPL Group and Constellation shall issue a joint press release in the form, and containing the contents, of Exhibit A to this

Agreement announcing the transactions contemplated by this Agreement at 8:00 a.m. (New York time) on the first Business Day immediately following the execution and delivery hereof.

(b)           The Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except for Section 3 thereof, which shall be deemed terminated as of the date hereof, and except as expressly amended by the third sentence of this Section 2(b).  In addition, all information exchanged pursuant to Section 5.04(a) of the Merger Agreement shall continue to be subject to the Confidentiality Agreement.  Section 8 of the Confidentiality Agreement is hereby amended so that (i) the period of two years referenced in the third sentence of such Section 8 shall be the period of two years from the date of this Agreement and (ii) the term “Key Employee” shall mean any employee whose total annual compensation is in excess of $200,000.

3.             Fees and Expenses.  (a)  No Party shall pay a termination fee to the other Party under the Merger Agreement.  Each Party shall bear its own costs and expenses heretofore or hereafter incurred by each Party in connection with or relating to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby; provided, however, that each of FPL Group and Constellation shall bear and pay one-half of the costs and expenses incurred in connection with (y) the financial printer and SEC filing fees in connection with the Form S-4 and the Joint Proxy Statement (it being understood that if thereafter a Party is able to and does apply any such shared SEC filing fees to the fees payable in connection with a subsequent SEC filing, that Party will promptly upon the application of such fees to the subsequent filing reimburse the other Party for the amount of the SEC filing fees in connection with the Form S-4 and the Joint Proxy Statement borne by such other Party pursuant to this Section 3(a)(y)) and (z) the filing fees and economic consultant fees in connection with the premerger notification and report forms under the HSR Act and economic consultant fees in connection with the FERC application.

(b)           In the event that, on or prior to September 30, 2007, Constellation (i) consummates a Constellation Transaction (as defined below) or (ii) publicly announces its entry into a letter of intent, agreement in principle, acquisition agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality or standstill agreement) with respect to a Constellation Transaction, then, upon the first of such events to occur, Constellation shall immediately pay FPL Group the Constellation Fee (as defined below), which shall be payable by wire transfer of immediately available funds to an account specified in writing by FPL Group for such payment.  For purposes of this Agreement, “Constellation Fee” means four hundred twenty-five million dollars ($425,000,000) if the event giving rise to Constellation’s obligation to make the payment to FPL Group occurs on or before June 30, 2007, and two hundred ten million dollars ($210,000,000) if such event occurs on or after July 1, 2007 but no later than September 30, 2007.  For purposes of this Agreement, “Constellation Transaction” means (i) any merger (including any triangular merger), consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or similar transaction involving Constellation or any subsidiary of Constellation owning, operating or controlling a Constellation Material Business (as defined below) which, at consummation, results in any third party owning 35% or more of the voting securities of Constellation (or, if Constellation shall not survive as the ultimate parent company, then of the ultimate parent company resulting from such transaction) or any third party owning, directly or indirectly, 35% or more of any class of voting securities of any such subsidiary, (ii) any direct or indirect acquisition or purchase by a third party of a business or businesses (a “Constellation Material Business”) that constitutes 35% or more of the net revenues, net income or the assets (including equity securities) of Constellation and its subsidiaries, taken as a whole, (iii) any direct or indirect acquisition or purchase by a third party of 35% or more of any class of voting securities of Constellation or any subsidiary of Constellation owning, operating or controlling a Constellation Material Business, or (iv) any tender offer or exchange offer by a third party that if consummated would result in any person beneficially owning 35% or more of any class of voting securities of Constellation or any subsidiary of Constellation owning, operating or controlling a Constellation Material Business; provided, however, that in each case the term “Constellation Transaction” shall not include (x) any separation (in and of itself) of the regulated and non-regulated businesses of Constellation by means of a spin-off, split-off or other similar transaction whereby the stockholders of Constellation receive shares of either BGE or an existing or newly organized entity that owns all or substantially all of the non-regulated businesses of Constellation (in addition to their existing shares of Constellation or as part of a share exchange transaction, such that they end up with shares in two separate businesses), (y) a public offering or private sale of capital stock of BGE, or (z) the sale or other disposition of the natural gas-fired generation assets that Constellation agreed, on October 10, 2006, to sell to Tenaska Power Fund, L.P. (“Tenaska”), whether such transaction involves Tenaska or any other third party.  If a transaction falling within the scope of clause (x) of the proviso in the preceding sentence occurs, and if Constellation will cease to own all or substantially all of the non-regulated businesses as a result of such transaction, then Constellation shall cause this Section 3(b) to be expressly assumed by, and to become an obligation of, the entity that will own all or substantially all of the non-regulated businesses, and a “Constellation Transaction” shall thereafter be read to apply to such entity, as if it were Constellation.  In no event shall more than one fee be payable under this Section 3(b).

4.             Mutual Release.  Effective immediately, each of FPL Group, on the one hand, and Constellation, on the other hand, on behalf of itself and each of its respective predecessors, successors, subsidiaries and assigns (as well as all of the present and former officers, directors employees, agents and representatives of each of the foregoing, and the heirs of any of the foregoing who is a natural person) (each, a “Releasing Party”), hereby irrevocably, unconditionally and forever covenants not to sue, releases and discharges (a) the other such Party and (b) any and all of such other Party’s present and former directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, accountants, employees, agents, parents, subsidiaries, shareholders, partners, members, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party (each, a “Released Party”) from any and all manner of claims, obligations, actions, demands, judgments, damages, rights, liabilities, causes of action or suits, at law or in equity, known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the Merger Agreement or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement or in connection therewith, or in connection with the events leading to the abandonment of the Merger and any other transactions contemplated by the Merger Agreement and the mutual termination of the Merger Agreement, excepting only any claim, action, cause of action or suit arising (i) out of an undertaking or promise contained in this Agreement, (ii) after the date of this Agreement, by virtue of obligations under the Confidentiality Agreement, (iii) with respect to any statements made or actions taken after the date of this Agreement, or (iv) by virtue of transactions or dealings undertaken in the ordinary course of business, including without limitation leases or outstanding energy trading and transportation transactions, and not arising out of, or in connection with, the Merger Agreement and the transactions contemplated thereby.  Nothing in this Agreement or the Merger Agreement shall in any way constitute an agreement by any Party hereto to indemnify any other Party against any third-party claim.

5.             Representations and Warranties.

(a)           Representations and Warranties of FPL Group.  FPL Group represents and warrants to Constellation that:  (i)  FPL Group has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of FPL Group, including approval of the board of directors of FPL Group; and (iii) this Agreement has been duly and validly executed and delivered by FPL Group and constitutes a legal, valid and binding obligation of FPL Group enforceable against FPL Group in accordance with its terms.

(b)           Representations and Warranties of Constellation and Merger Sub.  Constellation and Merger Sub each represents and warrants to FPL Group that:   (i)  Constellation and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Constellation and Merger Sub, including approval of the board of directors of each of Constellation and Merger Sub; and (iii) this Agreement has been duly and validly executed and delivered by Constellation and Merger Sub and constitutes a legal, valid and binding obligation of Constellation and Merger Sub enforceable against Constellation and Merger Sub in accordance with its terms.

6.             Entire Agreement; Third Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and (b) except for the provisions of Section 4 hereof, are not intended to confer on any person other than the Parties any rights or remedies.

7.             Cooperation.  The Parties shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable best efforts to terminate the proceedings before, any Governmental Authority in connection with the Merger Agreement.  Without limiting the generality of the foregoing, FPL Group shall cause to be dismissed with prejudice (as moot) the complaint filed by FPL Group in the Circuit Court of Baltimore City concerning certain provisions of the June 2006 Maryland energy legislation addressing the process for approval of the Merger by the Maryland Public Service Commission.

8.             Non-Disparagement.  Constellation and FPL Group shall use their reasonable best efforts to prevent their respective directors and officers from directly or indirectly, whether in writing or orally, making any statements related to the Merger Agreement or the transactions contemplated thereby or this Agreement that criticize, denigrate or disparage FPL Group or Constellation, as applicable, or any of its affiliates, predecessors or successors or any current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing; provided, however, that (a) this Section 8 shall have no force or effect in any legal proceeding that arises from or relates to this Agreement and its performance, (b) nothing in this Section 8 shall or shall be deemed to prevent or impair any current or former director, officer, employee, shareholder, partner, member, agent or representative of Constellation or FPL Group from testifying truthfully in any legal or administrative proceeding in which such person’s testimony is compelled or requested or otherwise complying with any legal requirements or responding to inquiries or requests for information by any regulator or auditor, and (c) this Section 8 shall not restrain the Parties or their director and senior officers from engaging in legitimate competition with each other.

9.             Amendment and Modification.  This Agreement may be amended, modified, and supplemented only by a written instrument signed on behalf of each of the Parties.

10.           Representation by Counsel; Mutual Drafting.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.           Incorporation by Reference.  The provisions of Article VIII of the Merger Agreement (other than Sections 8.01 and 8.06 thereof) are hereby incorporated by reference herein, with the same force and effect as if set forth in full herein, it being understood that references in such Article VIII to “this Agreement” shall be deemed only to refer to this Agreement as incorporated by reference herein.  The Parties agree that delivery of executed signature pages by facsimile shall be sufficient to render this Agreement effective.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, FPL Group, Constellation and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FPL GROUP, INC.

By:	/s/ Edward F. Tancer
Name:	Edward F. Tancer
Title:	Vice President and General Counsel

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Thomas F. Brady
Name:	Thomas F. Brady
Title:	Executive Vice President

CF MERGER CORPORATION

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Senior Vice President

Exhibit A

Joint Press Release

[Attached as Exhibit 99.1]